                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-76482
Prospectus Supplement No. 1, dated January 21, 2003
(to Prospectus dated January 23, 2002)


                          -----------------------------


                             PARADIGM GENETICS, INC.

                                  Common Stock

                          -----------------------------


This Prospectus Supplement No. 1 amends the information in the table under the caption "Selling Stockholder" in the Prospectus of Paradigm Genetics, Inc., dated January 23, 2002, by deleting the information as to PE Corporation (NY) as the Selling Stockholder with respect to 422,459 shares of Paradigm Genetics common stock, $0.01 par value per share, and substituting therefor the following information:

                                    Shares Owned and                                Shares Owned
                                        Ownership                                   and Ownership
                                    Percentage Prior                              Percentage After
                                   to Offering(1)               Shares               Offering(2)
                                -------------------------        Being         ----------------------
Selling Stockholder               Number      Percent           Offered         Number       Percent
-------------------               ------      -------           -------         ------       -------
Applera Corporation (3).          422,459      1.3%             422,459          --           --

    (1) Percentages prior to the offering are based on 31,936,188 shares of common stock that were issued and outstanding as of December 22, 2001.

    (2) We do not know when or in what amounts the selling stockholder may offer for sale the shares of common stock pursuant to this offering. The selling stockholder may choose not to sell any of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholder will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholder will have sold all of the shares covered by this prospectus upon the completion of the offering.

    (3) The number of shares of common stock owned prior to the offering consists of 422,459 shares of common stock held directly by Applera Corporation. All of these shares were transferred to Applera Corporation by PE Corporation (NY), a wholly-owned subsidiary of Applera Corporation.

This Prospectus Supplement should be read in conjunction with the Prospectus dated January 23, 2002.